UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2008

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7068 Koll Center Parkway, Suite 401, Pleasanton, California	94566
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 249-4000

(Former name or former address, if changed since last report.)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 13, 2008, Lipid Sciences, Inc. (the “Company”) received a Nasdaq Staff Deficiency Letter indicating that for the last 30 consecutive business days the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(4).  In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until August 11, 2008, from the date of notification to achieve compliance.  In general, a company can restore compliance with Marketplace Rule 4310(c)(4) if its common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days.  If the Company has not achieved compliance by the 180th day, but can demonstrate as of that date that the Company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement), the Company will have an additional 180 days to achieve compliance with Marketplace Rule 4310(c)(4).  If the Company is not eligible for the additional compliance period, it may be delisted by Nasdaq at that time.

On February 15, 2008, the Company issued a press release announcing that it had received the letter from Nasdaq.  A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press release entitled “Lipid Sciences, Inc. Not in Compliance with Nasdaq Capital Market Listing Requirements.”

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date: February 15, 2008	By:	/s/ Sandra Gardiner
Sandra Gardiner
Chief Financial Officer